EXHIBIT 99.1

Bank Ranks First in Tennessee, Core Businesses Deliver Solid Profitability in Third Quarter at First Horizon

Company Continues to Unwind From Former Mortgage Business With Increased Repurchase Reserve

MEMPHIS, Tenn., Oct. 18, 2013 (GLOBE NEWSWIRE) -- First Tennessee Bank earned the number one market share ranking in Tennessee according to the most recent FDIC deposit data. First Horizon National Corp. (NYSE:FHN) also continued to unwind from the mortgage business the company sold in 2008, increasing its mortgage repurchase reserve and this week reaching an agreement in principle with Fannie Mae to resolve certain representation and warranty repurchase obligations for the First Tennessee book of business. The terms of that agreement are subject to final approval by Fannie Mae's board of directors and by the Federal Housing Finance Agency. The $200 million addition to the repurchase reserve had a negative impact on earnings per share of approximately $0.64 after tax for the quarter, resulting in a third quarter net loss to common shareholders of $0.45 per diluted share, or $107.5 million.

"Our bankers are generating very good momentum growing our business and improving credit quality, and we are proud that as a result of their efforts we have regained the top market share in Tennessee," said Bryan Jordan, First Horizon's chairman and CEO. "In capital markets we continue to perform well in a somewhat volatile interest rate environment. I am proud of what our team has accomplished in building our business and, while sometimes frustrating, the progress we continue to make in winding down our national mortgage business. As we approach our 150th anniversary in March, we're focused on positioning our business for the next 150 years."

Financial results

  First Tennessee, the company's regional banking arm, has the largest market share in Tennessee according to FDIC figures that were released during the third quarter. The FDIC data showed First Tennessee's deposits grew more than the market statewide and in all three of the bank's regions in Tennessee. The bank's revenues increased 2 percent from the second quarter, and the bank's strategy to grow profitable, high-quality loans led to increases in both consumer and commercial lending. Loans to mortgage companies declined as the overall mortgage market softened.
  FTN Financial, the capital markets group, continued to be an important part of First Horizon's business mix, with fixed income average daily revenue of $850,000.
  $200 million was added to the repurchase reserve in the third quarter as additional information encompassed a broader population of loans. The provision included the impact of the agreement in principle, estimates for future loss not included in the agreement in principle and estimates for future loss related to Freddie Mac. The provision had a negative impact on earnings per share of $0.64 after taxes.

Credit quality

  Asset quality continues to improve, with net charge-offs declining 80 percent year over year. Third quarter 2012 included $40 million in net charge-offs associated with the implementation of new regulatory guidance.
  Overall trends are stable or improving.

Capital

  Capital ratios remain strong.
  First Horizon paid a $0.05 per-common-share quarterly dividend Oct. 1 and a preferred quarterly dividend of $1.6 million on Oct. 10.
  The company has repurchased $262.7 million in shares under the $300 million share repurchase program launched in fourth quarter 2011.
FHN CONSOLIDATED SUMMARY RESULTS
Quarterly, Unaudited

						3Q13 Changes vs.
(Dollars in thousands, except per share data)	3Q13	2Q13	1Q13	4Q12	3Q12	2Q13	3Q12
Income Statement Highlights
Net interest income	$ 158,838	$ 160,019	$ 161,382	$ 170,598	$ 173,465	(1)%	(8)%
Noninterest income	150,571	142,983	156,403	151,143	163,538	5%	(8)%
Securities gains/(losses), net	(96)	(351)	24	(4,700)	--	73%	NM
Total revenue	309,313	302,651	317,809	317,041	337,003	2%	(8)%
Noninterest expense	433,556	227,408	240,540	271,361	263,169	91%	65%
Provision for loan losses	10,000	15,000	15,000	15,000	40,000	(33)%	(75)%
Income/(loss) before income taxes	(134,243)	60,243	62,269	30,680	33,834	NM	NM
Provision/(benefit) for income taxes	(31,094)	15,008	17,730	(12,914)	5,260	NM	NM
Income/(loss) from continuing operations	(103,149)	45,235	44,539	43,594	28,574	NM	NM
Income/(loss) from discontinued operations, net of tax	123	1	430	(12)	108	NM	14%
Net income/(loss)	(103,026)	45,236	44,969	43,582	28,682	NM	NM
Net income attributable to noncontrolling interest	2,875	2,843	2,813	2,901	2,875	1%	*
Net income/(loss) attributable to controlling interest	(105,901)	42,393	42,156	40,681	25,807	NM	NM
Preferred stock dividends	1,550	1,550	1,188	--	--	*	NM
Net income/(loss) available to common shareholders	$ (107,451)	$ 40,843	$ 40,968	$ 40,681	$ 25,807	NM	NM
Common Stock Data
Diluted EPS from continuing operations	$ (0.45)	$ 0.17	$ 0.17	$ 0.17	$ 0.10	NM	NM
Diluted EPS	$ (0.45)	$ 0.17	$ 0.17	$ 0.17	$ 0.10	NM	NM
Diluted shares (thousands)	236,895	240,891	242,799	246,132	248,306	(2)%	(5)%
Period-end shares outstanding (thousands)	236,328	240,555	241,225	243,598	247,134	(2)%	(4)%
Cash dividends declared per share	$ 0.05	$ 0.05	$ 0.05	$ 0.01	$ 0.01	*	NM
Balance Sheet Highlights (Period-End)
Total loans, net of unearned income (Restricted - $.1 billion) (a) (b)	$ 15,408,556	$ 16,197,952	$ 15,889,670	$ 16,708,582	$ 16,523,783	(5)%	(7)%
Total deposits	16,283,909	17,011,884	16,204,467	16,629,709	16,228,111	(4)%	*
Total assets (Restricted - $.1 billion) (a) (b)	24,193,341	25,130,941	25,166,427	25,520,140	25,739,830	(4)%	(6)%
Total liabilities (Restricted - $.1 billion) (a) (b)	21,760,048	22,584,533	22,566,700	23,010,934	23,207,942	(4)%	(6)%
Total equity (b)	2,433,293	2,546,408	2,599,727	2,509,206	2,531,888	(4)%	(4)%
Asset Quality Highlights
Allowance for loan losses (Restricted - $3.2 million) (a)	$ 255,710	$ 261,934	$ 265,218	$ 276,963	$ 281,744	(2)%	(9)%
Allowance / period-end loans	1.66%	1.62%	1.67%	1.66%	1.71%
Net charge-offs	$ 16,224	$ 18,284	$ 26,745	$ 19,781	$ 79,307	(11)%	(80)%
Net charge-offs (annualized) / average loans	0.41%	0.46%	0.67%	0.48%	1.92%
Non-performing assets (NPA) (b) (c)	$ 482,045	$ 506,265	$ 418,385	$ 419,369	$ 450,392	(5)%	7%
NPA % (c) (d)	2.19%	2.25%	1.81%	1.84%	2.15%
Key Ratios & Other
Return on average assets (annualized) (e)	(1.69)%	0.74%	0.73%	0.69%	0.45%
Return on average common equity (annualized) (f)	(20.39)%	7.46%	7.48%	7.20%	4.59%
Net interest margin (g) (h)	2.97%	2.96%	2.95%	3.09%	3.15%
Fee income to total revenue (i)	48.66%	47.19%	49.22%	46.98%	48.53%
Efficiency ratio (j)	NM	75.05%	75.69%	84.34%	78.09%
Book value per common share (k)	$ 8.64	$ 8.96	$ 9.16	$ 9.09	$ 9.05
Tangible book value per common share (b) (h) (k)	$ 7.95	$ 8.28	$ 8.51	$ 8.44	$ 8.41
Adjusted tangible common equity to risk weighted assets (b) (h) (l)	9.69%	9.69%	9.91%	9.93%	10.03%
Market capitalization (millions)	$ 2,597.2	$ 2,694.2	$ 2,576.3	$ 2,414.1	$ 2,379.9
Full time equivalent employees	4,338	4,296	4,381	4,507	4,585
NM - Not meaningful
* Amount is less than one percent.
Certain previously reported amounts have been reclassified to agree with current presentation.
(a) Restricted balances parenthetically presented are as of September 30, 2013.
(b) 2Q13 balance has been re-presented due to purchase accounting adjustments made in 3Q13.
(c) 3Q13 and 2Q13 includes approximately $65 million and $62 million, respectively, of second liens placed on nonaccrual based on information received from a third party on the performance status of non-FHN serviced first liens and approximately $21 million and $23 million, respectively, of MNB foreclosed real estate.
(d) NPAs related to the loan portfolio over period-end loans plus foreclosed real estate and other assets.
(e) Calculated using net income.
(f) Calculated using net income available to common shareholders.
(g) Net interest margin is computed using total net interest income adjusted to a fully taxable equivalent ("FTE") basis.
(h) Refer to the Non-GAAP to GAAP Reconciliation.
(i) Ratio excludes securities gains/(losses).
(j) Noninterest expense divided by total revenue excluding securities gains/(losses).
(k) 2Q13 decrease due to $40 million prepaid share repurchase agreement, shares were delivered in 3Q13.
(l) Current quarter is an estimate.

Use of non-GAAP measures

Certain measures are included in this release that are non-GAAP, meaning they are not presented in accordance with generally accepted accounting principles (GAAP) in the U.S. FHN's management believes such measures are relevant to understanding the capital position and results of the company. The non-GAAP items presented in this release are tangible book value per common share, adjusted tangible common equity to risk-weighted assets and net interest margin computed using net interest income adjusted for FTE. These measures are reported to FHN's management and board of directors through various internal reports. Additionally, disclosure of the non-GAAP capital ratios provides a meaningful base for comparability to other financial institutions as demonstrated by their use by the various banking regulators in reviewing the capital adequacy of financial institutions. Non-GAAP measures are not formally defined by GAAP or codified in the federal banking regulations, and other entities may use calculation methods that differ from those used by FHN. The reconciliation of non-GAAP to GAAP measures and presentation of the most comparable GAAP items can be found in this table:

NON-GAAP to GAAP Reconciliation
(Period End, Dollars in Thousands except per share data) (Unaudited)	3Q13	2Q13	1Q13	4Q12	3Q12
Tangible Common Equity (Non-GAAP)
(A) Total equity (GAAP) (a)	$2,433,293	$2,546,408	$2,599,727	$2,509,206	$2,531,888
Less: Noncontrolling interest (a) (b)	295,431	295,431	295,257	295,165	295,165
Less: Preferred stock	95,624	95,624	95,624	--	--
(B) Total common equity	2,042,238	2,155,353	2,208,846	2,214,041	2,236,723
Less: Intangible assets (GAAP) (a) (c)	162,695	163,623	156,014	156,942	157,921
(C) Tangible common equity (Non-GAAP) (a)	1,879,543	1,991,730	2,052,832	2,057,099	2,078,802
Less: Unrealized gains on AFS securities, net of tax	11,153	9,439	48,591	55,250	63,923
(D) Adjusted tangible common equity (Non-GAAP) (a)	$1,868,390	$1,982,291	$2,004,241	$2,001,849	$2,014,879

Period-end Shares Outstanding
(E) Period-end shares outstanding	236,328	240,555	241,225	243,598	247,134

Risk Weighted Assets
(F) Risk weighted assets (d) (e)	$ 19,275,100	$ 20,460,353	$ 20,231,850	$ 20,153,430	$ 20,082,979

Ratios
(D)/(F) Adjusted tangible common equity to risk weighted assets ("TCE/RWA") (Non-GAAP) (a) (d)	9.69%	9.69%	9.91%	9.93%	10.03%
(C)/(E) Tangible book value per common share (Non-GAAP) (a)	$7.95	$8.28	$8.51	$8.44	$8.41

Net interest income adjusted for impact of fully taxable equivalent ("FTE") (Non-GAAP)
Net interest income (GAAP)	$158,838	$160,019	$161,382	$170,598	$173,465
FTE adjustment	1,894	1,913	1,787	1,842	1,752
Net interest income adjusted for impact of FTE (Non-GAAP)	$160,732	$161,932	$163,169	$172,440	$175,217
Certain previously reported amounts have been reclassified to agree with current presentation.
(a) 2Q13 balance has been represented due to purchase accounting adjustments made in 3Q13.
(b) Included in Total equity on the Consolidated Balance Sheet.
(c) Includes goodwill and other intangible assets, net of amortization.
(d) Current quarter is an estimate.
(e) Defined by and calculated in conformity with bank regulations.

Conference call

Management will hold a conference call at 8:30 a.m. Central Time today to review earnings and performance trends. There will also be a live webcast accompanied by the slide presentation available in the investor relations section of www.firsthorizon.com. The call and slide presentation may involve forward-looking information, including guidance.

Participants can call toll-free starting at 8:15 a.m. by dialing 877-303-6618. The number for international participants is 224-357-2205. The conference ID number is 75076610. Participants can also listen to the live audio webcast with the accompanying slide presentation through the website. A replay will be available from noon today until 11:59 p.m. Nov. 1. To listen to the replay, dial 855-859-2056 or 404-537-3406. The passcode is 75076610. The event also will be archived and available by midnight Central Time on the website.

Other information

This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, ability to execute business plans, geopolitical developments, recent and future legislative and regulatory developments, inflation or deflation, market (particularly real estate market) and monetary fluctuations, natural disasters, customer, investor and regulatory responses to these conditions and items already mentioned in this press release, as well as critical accounting estimates and other factors described in FHN's annual report on Form 10-K and other recent filings with the SEC. FHN disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein or therein to reflect future events or developments.

About First Horizon

The 4,300 employees of First Horizon National Corp. (NYSE:FHN) provide financial services through more than 170 bank locations in and around Tennessee and 21 FTN Financial Group offices in the U.S. and abroad. First Tennessee Bank has the leading market share in Tennessee and one of the highest customer retention rates of any bank in the country. FTN Financial is a capital markets industry leader in fixed income sales, trading and strategies for institutional clients in the U.S. and abroad. First Horizon has been recognized as one of the nation's best employers by AARP and Working Mother magazines. More information is available at www.firsthorizon.com.

FHN-G

CONTACT: First Horizon Investor Relations, Aarti Bowman, (901) 523-4017
         First Horizon Media Relations, Jack Bradley, (901) 523-4813